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                                                                       EXHIBIT 5

                                 April 24, 2002


Pogo Producing Company
5 Greenway Plaza
Suite 2700
Houston, Texas  77046

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-8 ("Registration Statement"), filed by Pogo Producing Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,200,000 shares of the Company's Common Stock, par value $1 per share (the "Common Shares") which may be issued pursuant to the 2002 Incentive Plan of Pogo Producing Company (the "Plan"), certain legal matters in connection with the registration of the Common Shares are being passed upon by me.

     I have acted as counsel for the Company in connection with the preparation of the Plan and the registration of the Common Shares. In such capacity, I have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents as a basis for the opinions hereinafter expressed.

     Based upon my examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. In the case of Common Shares originally issued by the Company pursuant to the terms of the Plan, following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Plan, the Common Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Common Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with th terms and conditions of such award including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the payment for such Common Shares as provided therein (consisting of consideration not less than the par value thereof), such Common Shares will be validly issued, fully paid and nonassessable and free of preemptive rights.

     The opinion expressed herein is limited exclusively to the corporate law of the State of Delaware and the federal securities laws of the United States of America, each in effect as of the date hereof.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel." In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Yours very truly,

                                    /s/ GERALD A. MORTON